Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release May 1, 2007 Concord, NC Contact:
Jim Hausman 704.722.2410 Ron Marino 704.722.2212
CT Communications Announces First Quarter 2007 Results
First Quarter 2007 Highlights
•	Operating revenue increased 5% to $45.4 million vs. year ago quarter

•	Operating income increased 21% to $6.1 million vs. year ago quarter

•	Commercial trial launch of video services

•	28% increase in broadband customers from first quarter last year
First Quarter 2007 Results
CT Communications, Inc. (NASDAQ: CTCI) announces operating revenue of $45.4 million for the first quarter of 2007, an increase of 5.4% when compared to the first quarter of 2006. The increase in operating revenue was driven by a $1.2 million increase in customer recurring revenue due to strong customer growth in several of the Company’s businesses. Broadband customers increased 28%, Wireless subscribers increased 6% and Greenfield access lines increased 10% compared to the end of the first quarter of 2006. In addition to the growth in customer recurring revenue, revenue associated with telephone system sales increased $0.4 million, while universal service and access and interconnection revenue each increased $0.3 million compared to the prior year quarter.
Operating income increased 20.7%, or $1.0 million, to $6.1 million in the first quarter of 2007 compared to the first quarter of 2006. Operating expense in the first quarter of 2007 increased 3.3% to $39.3 million compared to the same period last year. The $1.3 million increase in operating expense was primarily attributable to a $0.6 million increase in stock based compensation expense and a $0.5 million increase in Wireless switching expense. Wireless switching expense in the first quarter of 2006 included a $0.4 million expense reduction related to an annual true-up of fiscal year 2005 Wireless switching rates by Cingular. The 2006 true-up has not yet been finalized.
Other income in the first quarter of 2006 included the Company’s income from the operations of Palmetto MobileNet (“PMN”) and gain from the sale of PMN’s interests in ten wireless partnerships that totaled $89.8 million. In addition, the Company recorded investment impairment charges of $0.9 million in the first quarter of 2006. Excluding the effect of these items, other income increased approximately $0.9 million from the first quarter of 2006 due to an increase in investment income and a decrease in interest expense.
Net income for the quarter ended March 31, 2007 was $4.6 million, or $0.23 per diluted share compared to $57.4 million, or $2.99 per diluted share in the same quarter last year. Included in net income in the prior year quarter was $54.4 million, or $2.84 per diluted share related to the PMN sale and $0.7 million, or $0.04 per diluted share, in asset and investment impairment charges. Excluding the PMN sale and the impairment charges, earnings per share increased 21.1% to $0.23 per diluted share in the first quarter of 2007.
Results by Business Unit
The following presentation has been modified to reflect the Company’s change in its business unit reporting for the quarter ending March 31, 2007. The Company made these changes to report operating results based on the complete product and service relationship with customers in each business unit. As a result, the former Internet and Data Services business unit historical and first quarter 2007 results have been included in the ILEC, CLEC and Greenfield business unit results.
•	ILEC – (“Concord Telephone”)
Concord Telephone’s operating revenue increased $1.2 million to $27.1 million in the first quarter of 2007 compared to the same quarter in 2006. The increase in operating revenue was mainly due to a $0.5 million increase in broadband revenue driven by broadband customer growth, a $0.4 million increase in telephone system sales and a $0.3 million increase in universal service revenue. Operating expense increased $1.4 million to $20.7 million in the first quarter of 2007 compared to the same quarter in 2006. The increase in operating expense was primarily due to a $0.8 million increase in personnel expense largely associated with an increase in stock based compensation expense, a $0.3 million increase in selling expenses and a $0.2 million increase in cost of materials sold associated with the higher level of telephone system sales. Operating income decreased 2.5% to $6.4 million in the first quarter of 2007 compared to the same period last year. Operating margin for the first quarter of 2007 was 23.6% compared to 25.3% for the first quarter of 2006.
ILEC average monthly customer churn during the first quarter of 2007 was 1.3%, flat with the fourth quarter of 2006 and up from the 1.0% rate in the same quarter last year. Broadband accounts increased to 24,117, an increase of 26% from the first quarter of 2006. Concord Telephone ended the first quarter of 2007 with 104,990 access lines in service, a 4.4% decrease from the end of the first quarter of 2006.
The Company launched a video trial to select customers in the ILEC service territory at the end of the first quarter of 2007. The video service offered to customers participating in this trial includes a fully competitive channel line-up, as well as high definition programming and digital video recording (“DVR”) capabilities. The trial participants have video, data and voice services delivered through fiber optic facilities, which are part of the Company’s fiber initiative that passed over 11,000 ILEC homes at the end of the first quarter of 2007. Initial broadband service download speeds for customers in this trial are up to 15 Mbps, but future product capabilities will likely move well beyond this rate.
•	Wireless
Wireless operating revenue increased 6.6% to $9.8 million in the first quarter of 2007 compared to the same period in 2006. Customer recurring revenue increased $0.7 million, driven by a 6% growth in subscribers, but was partially offset by a decrease in handset and accessory revenue. Operating expense increased $0.5 million, or 5.7%, from the same period last year primarily due to the $0.4 million switching rate true-up reduction recorded in the first quarter of 2006. The 2006 true-up has not been finalized. Operating income in the first quarter of 2007 was $0.7 million compared to $0.6 million in the same period last year. Wireless ended the first quarter of 2007 with 49,806 subscribers, an increase of 6% compared to the end of the first quarter of 2006.
•	CLEC
CLEC operating revenue increased 2.8% to $5.4 million in the first quarter of 2007 compared to the same quarter last year. The increase in operating revenue was due to a $0.2 million increase in access and interconnection revenue related to growth in access lines. Operating expense decreased 3.6% to $5.7 million in the first quarter of 2007 compared to the same period last year.

The decrease in operating expense was largely due to a $0.3 million decrease in cost of service, which was mainly attributable to network efficiency initiatives. Operating loss for the first quarter of 2007 improved to $0.3 million compared to $0.6 million for the first quarter of 2006. CLEC ended the first quarter of 2007 with 36,099 access lines, an increase of 8% compared to 33,390 access lines at the end of the first quarter last year. In addition, the CLEC ended the first quarter with 772 broadband customers, an increase of 20% from the 644 at the end of the first quarter of 2006.
•	Greenfield
Greenfield’s operating revenue increased 13.2% to $3.2 million in the first quarter of 2007 compared to the same period last year. The increase in operating revenue was primarily due to a $0.3 million increase in customer recurring revenue. The increase in customer revenue was driven by a 42% increase in Greenfield broadband customers and a 10% increase in access lines. Operating expense decreased slightly to $3.5 million in the first quarter of 2007. Operating loss for the first quarter of 2007 improved to $0.3 million from a $0.7 million operating loss for the first quarter of 2006. Greenfield ended the first quarter of 2007 with 16,797 access lines and 3,776 broadband customers, which represent increases of 10% and 42%, respectively, from the end of the first quarter of 2006. The Company continues to focus on Greenfield opportunities that leverage Company-owned network infrastructure to minimize the cost to serve additional customers. As of March 31, 2007, the Company had 130 Greenfield projects, which in total represent approximately 58,000 marketable access lines at the completion of the projects.
Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	2nd Quarter 2007
o	Revenue of $44.3 to $45.3 million

o	Operating income of $5.8 to $6.2 million

o	Depreciation expense of $7.8 to $7.9 million

o	Diluted earnings per share of $0.23 to $0.25

o	Capital expenditures of $8.0 to $10.0 million
•	Full Year 2007
o	Revenue of $177.0 to $181.0 million

o	Operating income of $22.0 to $25.0 million

o	Depreciation expense of $31.0 to $32.0 million

o	Diluted earnings per share of $0.81 to $0.85

o	Capital expenditures of $32 to $35 million
This guidance does not include the impact of Cingular requiring us to replace certain cell site equipment. This project, which has been previously discussed, is now underway with an expected cash outlay of approximately $5 million.
CT Communications will host a conference call to discuss the results of the first quarter 2007 on Wednesday, May 2, 2007 at 10:00 AM local time. You are invited to listen live to the conference call over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the Web site at www.ctc.net until May 31, 2007. Additionally, a replay of the call will be available until 5:00 PM local time on Wednesday, May 9, 2007 at 800-633-8284. Enter access number 21336891.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long distance telephone services, and digital wireless voice and data services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,		%
	2007	2006	Change
Operating Revenue
ILEC Services	$27,122	$25,923	4.6%
Wireless Services	9,761	9,157	6.6%
CLEC Services	5,365	5,219	2.8%
Greenfield Services	3,164	2,796	13.2%

Total Operating Revenue	45,412	43,095	5.4%

Operating Expense
ILEC Services	20,724	19,363	7.0%
Wireless Services	9,095	8,606	5.7%
CLEC Services	5,650	5,861	(3.6%)
Greenfield Services	3,477	3,506	(0.8%)
Other	343	684	(49.9%)

Total Operating Expense	39,289	38,020	3.3%

Operating Income	6,123	5,075	20.7%

Other Income (Expense)
Investment, Equity Method	11	89,840
Gains, Interest, Dividends	1,351	813
Impairment on Investments	—	(876)
Other Expenses, Principally Interest	(653)	(1,034)

Total Other Income (Expense)	709	88,743

Pre-Tax Income	6,832	93,818

Income Tax Expense	2,206	36,452

Net Income	$4,626	$57,366

Diluted Weighted Average Shares	20,137	19,187

Diluted Earnings Per Share	$0.23	$2.99

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Cash and Cash Equivalents	$13,662	$14,063
Short-Term Investments	82,467	86,741
Accounts Receivable and Unbilled Revenue, Net	15,644	16,419
Other Assets	14,927	11,775

Current Assets	126,700	128,998

Investments	7,589	10,960
Property, Plant and Equipment, Net	212,483	209,908
Other Assets	37,928	37,492

TOTAL ASSETS	$384,700	$387,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$5,000	$5,000
Accounts Payable	9,083	12,553
Customer Deposits and Advance Billings	4,884	4,618
Other Accrued Liabilities	10,524	12,714

Current Liabilities	29,491	34,885

Long-Term Debt	33,750	35,000
Deferred Credits and Other Liabilities	38,966	38,095
Stockholders’ Equity	282,493	279,378

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$384,700	$387,358

CT Communications, Inc.
Customer Information

	March 31,	March 31,	%
	2007	2006	Change
Wired Access Lines
ILEC Access Lines	104,990	109,871	(4.4%)
CLEC Access Lines	36,099	33,390	8.1%
Greenfield Access Lines	16,797	15,324	9.6%

Total Wired Access Lines	157,886	158,585	(0.4%)

Broadband Customers *	28,665	22,426	27.8%

Wireless Subscribers	49,806	47,145	5.6%

Revenue Generating Units ILEC
Residential Access Lines	76,684	81,630	(6.1%)
Business Access Lines	28,306	28,241	0.2%
Broadband Customers	24,117	19,114	26.2%

Total ILEC	129,107	128,985	0.1%

CLEC
Business Access Lines	36,099	33,390	8.1%
Broadband Customers	772	644	19.9%

Total CLEC	36,871	34,034	8.3%

Greenfield
Residential Access Lines	11,035	10,328	6.8%
Business Access Lines	5,762	4,996	15.3%
Broadband Customers	3,776	2,668	41.5%

Total Greenfield	20,573	17,992	14.3%

Wireless Subscribers	49,806	47,145	5.6%

Total Revenue Generating Units	236,357	228,156	3.6%

*	- Broadband customers include DSL and High Speed customers previously reported separately.

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands, except per share amounts)

Capital Expenditures

	Three Months Ended March 31,
	2007	2006
ILEC	$7,552	$3,742
Wireless	264	196
CLEC	345	1,280
Greenfield	1,135	1,620
Other	1,207	149

Total	$10,503	$6,987

Depreciation

	Three Months Ended March 31,
	2007	2006
ILEC	$5,155	$5,478
Wireless	693	635
CLEC	721	715
Greenfield	1,114	1,014
Other	225	278

Total	$7,908	$8,120

Reconciliation of Prior Period Reported Results to Normalized Results
For the quarter ended March 31, 2006

				Investment
		Palmetto	Fixed Asset	Securities
	GAAP	MobileNet *	Impairment	Impairment	Normalized

Operating Revenue	$43,095	$—	$—	$—	$43,095
Operating Expense	38,020	—	(190)	—	37,830

Operating Income	5,075	—	190	—	5,265
Other Income (Expense)	88,743	(88,939)	—	876	680

Pre-Tax Income	93,818	(88,939)	190	876	5,945
Income Tax Expense	36,452	(34,508)	74	340	2,358

Net Income	$57,366	$(54,431)	$116	$536	$3,587

Diluted EPS	$2.99	$(2.84)	$0.01	$0.03	$0.19

*	Equity income related to the March 2006 sale of PMN’s ownership interests in ten wireless partnerships.